Exhibit 99.1

FOR RELEASE, Wednesday, January 10, 2024	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2023 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues of $1.67 Billion; Diluted Earnings Per Share of $1.85
Repurchased 3.6 Million Shares

LOS ANGELES (January 10, 2024) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2023.
“We ended the year with solid fourth quarter results, outperforming on key financial metrics relative to our guidance, including homes delivered that exceeded our expectations, reflecting improved build times. In addition, we generated considerable cash flow and continued to return capital to shareholders, repurchasing a significant amount of our common stock at well-below book value,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Our performance for the quarter, against a backdrop of evolving market conditions, contributed to healthy fiscal 2023 results. For the full year, we produced revenues of $6.4 billion and diluted earnings per share above $7.00, which together with our repurchasing 11.0% of our outstanding shares since the start of the fiscal year, drove our book value per share to over $50.00, up 15% from the previous year.”
“We have experienced a meaningful sequential increase in our net orders for the first five weeks of our 2024 first quarter, as consumers are responding favorably to the recent decline in mortgage rates. With improving market conditions and our projected community count growth for 2024, we believe we are well-positioned to meet buyer demand. Our objectives remain consistent, focused on growing our profitable business and allocating our substantial cash flow to both land acquisition and development, as well as an ongoing return of capital to our shareholders, supporting our commitment toward driving long-term value,” concluded Mezger.
Three Months Ended November 30, 2023 (comparisons on a year-over-year basis)
•Revenues totaled $1.67 billion, compared to $1.94 billion.
•Homes delivered decreased 10% to 3,407.
•Average selling price was $487,300, compared to $510,400.
•Homebuilding operating income totaled $180.9 million, compared to $278.2 million. The homebuilding operating income margin was 10.9%, compared to 14.4%. Excluding total inventory-related charges of $1.2 million for the current quarter and $27.9 million for the year-earlier quarter, the homebuilding operating income margin was 10.9%, compared to 15.8%.
◦The housing gross profit margin of 20.7% decreased 170 basis points. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 20.8%, down from 23.9%, mainly due to price decreases and other homebuyer concessions, and higher construction costs.
◦Selling, general and administrative expenses as a percentage of housing revenues increased 190 basis points to 9.9%, primarily due to higher costs associated with certain performance-based employee compensation plans and sales commissions, as well as reduced operating leverage from lower housing revenues.

•Financial services pretax income rose to $12.2 million from $6.7 million, primarily due to an increase in the equity in income of the Company’s mortgage banking joint venture.
•Net income and diluted earnings per share were $150.3 million and $1.85, respectively, compared to $216.4 million and $2.47.
◦The effective tax rate was 24.7%, compared to 24.0%, with each period including the favorable impact of federal tax credits the Company recognized from building energy-efficient homes.
Twelve Months Ended November 30, 2023 (comparisons on a year-over-year basis)
•Revenues totaled $6.41 billion, compared to $6.90 billion.
•Homes delivered of 13,236 were down 4%.
•Average selling price was $481,300, compared to $500,800.
•Net income was $590.2 million, compared to $816.7 million.
•Diluted earnings per share were $7.03, compared to $9.09.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders for the fourth quarter were up 176% to 1,909, and net order value grew 157% to $932.6 million. These increases reflected improved demand and a lower cancellation rate as compared to the year-earlier quarter.
◦Monthly net orders per community increased to 2.7 from 1.0.
◦Gross orders for the quarter were up 23% to 2,667, and the cancellation rate as a percentage of gross orders improved to 28%, compared to 68%.
•The number of homes in the Company’s ending backlog totaled 5,510, compared to 7,662. Ending backlog value was $2.67 billion, compared to $3.69 billion.
•The Company’s average community count was essentially flat at 236, and ending community count decreased slightly to 242. On a sequential basis, the ending community count increased 5%.
Balance Sheet as of November 30, 2023 (comparisons to November 30, 2022, except as noted)
•Cash and cash equivalents increased to $727.1 million, compared to $328.5 million, primarily due to cash generated from operations, partly offset by cash used for common stock repurchases and repayments of cash borrowings under the Company’s unsecured revolving credit facility.
◦The Company had total liquidity of $1.81 billion, including cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories totaled $5.13 billion, down 7%, reflecting the Company’s lower land-related investments and fewer homes under construction due to improved build times.
◦The Company’s total investments in land and land development of $1.80 billion for the year were down 25%, reflecting lower land-related expenditures in the 2023 first half. For the 2023 fourth quarter, the Company’s investments in land and land development increased to $483.3 million, up 9% compared to the year-earlier period.
◦The Company’s lots owned or under contract totaled 55,976, compared to 68,795, mainly reflecting homes delivered, reduced land acquisition and the abandonment of previously controlled lots. On a sequential basis, the Company’s lot count was down slightly.

▪Of the Company’s total lots, approximately 73% were owned and 27% were under contract, compared to 70% owned and 30% under contract.
•Notes payable decreased by $148.6 million to $1.69 billion, mainly due to repayments under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio improved 270 basis points to 30.7%, compared to 33.4%.
•Stockholders’ equity increased to $3.81 billion, compared to $3.66 billion, mainly reflecting net income, partly offset by common stock repurchases.
◦In the 2023 fourth quarter, the Company repurchased approximately 3.6 million shares of its outstanding common stock at a total cost of $161.8 million, bringing its total repurchases in 2023 to approximately 9.2 million shares at a total cost of $411.4 million, or $44.51 per share. As of November 30, 2023, the Company had $163.6 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s outstanding shares of 75.9 million, book value per share of $50.22 increased 15% year over year.
◦Return on equity was 15.7%, compared to 24.6%.
Guidance
The Company is providing the following guidance for its 2024 full year:
•Housing revenues in the range of $6.40 billion to $6.80 billion.
•Average selling price in the range of $480,000 to $490,000.
•Homebuilding operating income as a percentage of revenues of approximately 11.0%, assuming no inventory-related charges.
◦Housing gross profit margin of approximately 21.0%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues of about 10.0%.
•Effective tax rate of approximately 24.0%.
•Ending community count of approximately 270, up 12%.
Conference Call
The conference call to discuss the Company’s 2023 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States, operating in 47 markets from coast to coast, and building over 680,000 quality homes in our more than 65-year history. What sets KB Home apart is our focus on building strong, personal relationships with every customer — from those buying their first home to experienced buyers — so they have a real partner in the homebuying process. No two KB homes are the same. That’s because every home is uniquely built for each customer, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first national builder to make a broad commitment to building ENERGY STAR® certified homes, a standard that fewer than 10% of new homes nationwide meet, and KB Home has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to deliver greater comfort and well-being than new homes without certification. Reflecting the company’s commitment to creating an exceptional homebuying experience, KB Home is the #1 customer-

ranked national homebuilder based on homebuyer satisfaction surveys from a leading third-party review site. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply over the past year and may further increase to moderate inflation, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability or willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the Internal Revenue Service’s recent guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS; the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2023 and 2022
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Total revenues	$1,673,988	$1,940,030	$6,410,629	$6,903,776
Homebuilding:
Revenues	$1,665,004	$1,932,494	$6,381,106	$6,880,362
Costs and expenses	(1,484,100)	(1,654,252)	(5,662,369)	(5,842,988)
Operating income	180,904	278,242	718,737	1,037,374
Interest income	6,071	437	13,759	704
Equity in income (loss) of unconsolidated joint ventures	469	(478)	(713)	(865)
Loss on early extinguishment of debt	—	—	—	(3,598)
Homebuilding pretax income	187,444	278,201	731,783	1,033,615
Financial services:
Revenues	8,984	7,536	29,523	23,414
Expenses	(1,366)	(1,543)	(5,726)	(5,762)
Equity in income of unconsolidated joint ventures	4,540	716	15,697	20,799
Financial services pretax income	12,158	6,709	39,494	38,451
Total pretax income	199,602	284,910	771,277	1,072,066
Income tax expense	(49,300)	(68,500)	(181,100)	(255,400)
Net income	$150,302	$216,410	$590,177	$816,666
Earnings per share:
Basic	$1.91	$2.54	$7.25	$9.35
Diluted	$1.85	$2.47	$7.03	$9.09
Weighted average shares outstanding:
Basic	77,986	84,821	80,842	86,861
Diluted	80,511	87,160	83,380	89,348

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2023	November 30, 2022
Assets
Homebuilding:
Cash and cash equivalents	$727,076	$328,517
Receivables	366,862	322,767
Inventories	5,133,646	5,543,176
Investments in unconsolidated joint ventures	59,128	46,785
Property and equipment, net	88,309	89,234
Deferred tax assets, net	119,475	160,868
Other assets	96,987	101,051
	6,591,483	6,592,398
Financial services	56,879	59,532
Total assets	$6,648,362	$6,651,930

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$388,452	$412,525
Accrued expenses and other liabilities	758,227	736,971
Notes payable	1,689,898	1,838,511
	2,836,577	2,988,007
Financial services	1,645	3,128
Stockholders’ equity	3,810,140	3,660,795
Total liabilities and stockholders’ equity	$6,648,362	$6,651,930

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2023 and 2022
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Homebuilding revenues:
Housing	$1,660,354	$1,932,494	$6,370,421	$6,880,362
Land	4,650	—	10,685	—
Total	$1,665,004	$1,932,494	$6,381,106	$6,880,362

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,315,935	$1,498,939	$5,020,783	$5,210,802
Land	4,581	—	9,492	2,541
Subtotal	1,320,516	1,498,939	5,030,275	5,213,343
Selling, general and administrative expenses	163,584	155,313	632,094	629,645
Total	$1,484,100	$1,654,252	$5,662,369	$5,842,988

Interest expense:
Interest incurred	$26,477	$31,757	$107,086	$120,859
Interest capitalized	(26,477)	(31,757)	(107,086)	(120,859)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$30,832	$36,727	$118,205	$136,484
Depreciation and amortization	10,283	8,896	39,794	34,641

Average selling price:
West Coast	$679,400	$736,900	$689,800	$728,700
Southwest	431,500	439,700	431,200	428,300
Central	381,300	432,100	405,500	403,100
Southeast	405,200	385,200	396,900	370,300
Total	$487,300	$510,400	$481,300	$500,800

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2023 and 2022 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Homes delivered:
West Coast	1,045	1,087	3,365	4,186
Southwest	668	654	2,699	2,592
Central	1,011	1,197	4,506	4,339
Southeast	683	848	2,666	2,621
Total	3,407	3,786	13,236	13,738

Net orders:
West Coast	561	330	3,623	3,032
Southwest	471	193	2,386	2,090
Central	466	100	2,784	3,417
Southeast	411	69	2,291	2,317
Total	1,909	692	11,084	10,856

Net order value:
West Coast	$379,128	$200,933	$2,423,459	$2,208,610
Southwest	212,791	87,081	1,032,334	947,758
Central	165,058	48,139	965,994	1,520,520
Southeast	175,667	26,586	924,754	943,308
Total	$932,644	$362,739	$5,346,541	$5,620,196

	November 30, 2023		November 30, 2022
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,545	$1,025,381	1,287	$923,015
Southwest	1,379	616,717	1,692	748,296
Central	1,267	458,593	2,989	1,319,862
Southeast	1,319	566,988	1,694	700,386
Total	5,510	$2,667,679	7,662	$3,691,559

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Housing revenues	$1,660,354	$1,932,494	$6,370,421	$6,880,362
Housing construction and land costs	(1,315,935)	(1,498,939)	(5,020,783)	(5,210,802)
Housing gross profits	344,419	433,555	1,349,638	1,669,560
Add: Inventory-related charges (a)	1,217	27,930	11,424	34,760
Adjusted housing gross profits	$345,636	$461,485	$1,361,062	$1,704,320
Housing gross profit margin	20.7%	22.4%	21.2%	24.3%
Adjusted housing gross profit margin	20.8%	23.9%	21.4%	24.8%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.